EXHIBIT 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ambac Financial Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-43695 and 333-57206) on Form S-3, and in the registration statements (Nos. 33-47970, 33-63134, 33-47971, 33-44913 and 333-52449) on Form S-8 of Ambac Financial Group, Inc. of our reports dated March 2, 2005, with respect to the consolidated balance sheets of Ambac Financial Group, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 Annual Report on Form 10-K of Ambac Financial Group, Inc. The aforementioned report with respect to the consolidated financial statements of Ambac Financial Group, Inc. refers to changes, in 2003, in Ambac Financial Group, Inc.’s methods of accounting for variable interest entities and stock-based compensation.

/s/ KPMG LLP

New York, New York

March 15, 2005